Exhibit 99.1

Oxford Industries, Inc. Press Release

222 Piedmont Avenue, N.E. • Atlanta, Georgia 30308

Contact:	Anne M. Shoemaker
Telephone:	(404) 653-1455
Fax:	(404) 653-1545
E-mail:	InvestorRelations@oxfordinc.com

FOR IMMEDIATE RELEASE
March 27, 2012

Oxford Industries Reports Fiscal 2011 Results and Issues Fiscal 2012 Guidance

- Fourth Quarter Sales Increase 27% on Strength of Tommy Bahama and Inclusion of Lilly Pulitzer -

- Fourth Quarter Adjusted EPS from Continuing Operations Increases 91% to $0.61 versus $0.32 in the Prior Year -

- Company Increases Quarterly Dividend to $0.15 per Share -

ATLANTA, GA — Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fourth quarter and 2011 fiscal year ended January 28, 2012.  Consolidated net sales rose 27% to $199.7 million in the fourth quarter of fiscal 2011 compared to $157.7 million in the fourth quarter of fiscal 2010, which ended January 29, 2011.  On an adjusted basis, earnings per diluted share from continuing operations for the quarter were $0.61 compared to $0.32 in the same period last year. The Company noted that only six weeks of operating results for Lilly Pulitzer, which was acquired in December 2010, are included in the Company’s prior year results.

For fiscal 2011, consolidated net sales rose 26% to $758.9 million from $603.9 million in fiscal 2010.  On an adjusted basis, earnings per diluted share from continuing operations were $2.41 for the 2011 fiscal year compared to $1.26 in the prior year.

On a U.S. GAAP basis, earnings per diluted share from continuing operations were $0.43 in the fourth quarter of fiscal 2011 compared to $0.10 in the same period of the prior year.  For the full year, on a U.S. GAAP basis, earnings per diluted share from continuing operations increased to $1.77 from $0.98 in the prior year.

For reference, tables reconciling U.S. GAAP to adjusted measures are included at the end of this release.

J. Hicks Lanier, Chairman and CEO of Oxford Industries, Inc. commented, “We were delighted with very strong fourth quarter results that capped an excellent performance for fiscal 2011.  In particular, our Tommy Bahama and Lilly Pulitzer businesses continued the strength they had shown throughout the year in retail and e-commerce and carried it through the holiday season and into January.”

Mr. Lanier continued, “Looking ahead, the strength demonstrated by Tommy Bahama and Lilly Pulitzer gives us the confidence to make significant investments in their long-term growth.  In Tommy Bahama, we expect to add 10 -12 domestic stores this year

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including a retail store, bar and restaurant location on Fifth Avenue in New York and a store at a premier location on Michigan Avenue in Chicago.  We will also begin opening company-owned stores in Asia with Macau and Singapore already slated for this year and a retail store, bar and restaurant location in the Ginza district of Tokyo scheduled to open in early 2013.  We are continuing to look for other locations for Tommy Bahama in key Asian markets. In February, Lilly opened its first store since we acquired the business, at SouthPark Mall in Charlotte. Phipps Plaza in Atlanta is scheduled to open later this spring and we hope to secure one or two other Lilly locations this year.  In addition, we will continue to make the necessary investments to fuel continued growth in e-commerce for both Tommy and Lilly.  We believe these investments will support the long-term growth of our company and help generate strong returns for our shareholders.”

Operating Group Results

Tommy Bahama reported strong results in the fourth quarter of fiscal 2011, with a net sales increase of 17% to $127.6 million. The increase in net sales was driven by a comp store sales increase in the low double digits in the full-price stores, an increase in e-commerce sales exceeding 50%, sales from additional retail stores and a modest increase in wholesale sales. As of January 28, 2012, Tommy Bahama operated 96 retail stores, including 63 full-price stores, 13 restaurant-retail locations and 20 outlet stores, compared to 89 retail stores as of January 29, 2011.

Operating income for Tommy Bahama increased to $18.8 million in the fourth quarter of fiscal 2011 from $15.6 million in the fourth quarter of fiscal 2010. The 20% increase in operating income was primarily due to the higher sales.

Lilly Pulitzer’s results continued to exceed the Company’s expectations.  Net sales in the fourth quarter of fiscal 2011 increased 44% to $23.1 million compared to $16.0 million during the same period of the prior year. Because the Company acquired Lilly Pulitzer on December 21, 2010, only $6.0 million of the $16.0 million of net sales were included in the Company’s fiscal 2010 consolidated financial statements.  These sales results compared to the same period of the prior year reflect significant increases in each of the wholesale, retail and e-commerce channels of distribution, with e-commerce sales more than doubling.

Lilly Pulitzer’s operating income, as adjusted, was $2.6 million in the fourth quarter of fiscal 2011 compared to $0.6 million in the fourth quarter of fiscal 2010. The increase in operating income, as adjusted, was a result of owning Lilly Pulitzer for the entire quarter in fiscal 2011 compared to only six weeks in the fourth quarter of fiscal 2010 as well as higher sales during the period.  On a U.S. GAAP basis, Lilly Pulitzer’s operating income in the fourth quarter of fiscal 2011 was $2.0 million compared to a loss of $0.4 million in the prior year.

Net sales for Ben Sherman increased from $20.9 million a year ago to $25.9 million in the fourth quarter of fiscal 2011. The net sales in fiscal 2011 reflect an increase in wholesale sales in Europe and the United States as well as increased retail sales.

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Ben Sherman incurred an operating loss of $0.3 million in the fourth quarter of fiscal 2011, on both a U.S. GAAP and adjusted basis, compared to an operating loss of $1.1 million on an adjusted basis, or $4.3 million on a U.S. GAAP basis, in the fourth quarter of fiscal 2010. The improved operating results, as adjusted, were a result of the higher net sales for Ben Sherman, partially offset by gross margin erosion due to higher product costs.

Net sales for Lanier Clothes in the fourth quarter of fiscal 2011 were $19.8 million, up slightly from last year’s $19.7 million, as the sales mix continued to shift from private label tailored clothing to branded tailored clothing.

Operating income for Lanier Clothes was slightly lower than last year at $1.5 million in the fourth quarter of fiscal 2011 compared to $1.8 million in the fourth quarter of fiscal 2010. The decrease in operating income resulted from gross margin pressures and increased SG&A associated with branded sales.

The Corporate and Other operating results, as adjusted, were a loss of $3.9 million in the fourth quarter of fiscal 2011 compared to a loss of $3.7 million in the fourth quarter of fiscal 2010. On a U.S. GAAP basis, Corporate and Other reported a loss of $8.5 million compared to a loss of $4.7 million last year.

Consolidated Operating Results

Consolidated net sales increased $42.0 million, or 27%, in the fourth quarter of fiscal 2011 compared to the fourth quarter of fiscal 2010 primarily due to increased sales at Tommy Bahama, sales related to the Lilly Pulitzer business, which were only included in the Company’s operating results for six weeks in the fourth quarter of fiscal 2010, and the increase in sales at Ben Sherman.

Consolidated gross margins were 51.9% for the fourth quarter of fiscal 2011compared to 53.9% for the fourth quarter of fiscal 2010.  Gross profit in the fourth quarter of fiscal 2011was impacted by $5.8 million of LIFO accounting charges compared to $2.4 million of LIFO accounting charges and $0.8 million of purchase accounting charges in the fourth quarter of fiscal 2010.

Consolidated gross margins, as adjusted, for the fourth quarter were 54.8% compared to 55.9% in the fourth quarter of fiscal 2010.  The decrease in gross margins in the fourth quarter, as adjusted, was primarily due to the impact of higher product costs particularly at Ben Sherman, partially offset by a change in sales mix towards higher gross margin branded sales and direct to consumer sales as a percentage of consolidated net sales.

SG&A for the fourth quarter of fiscal 2011 was $93.6 million, or 46.9% of net sales, compared to $80.9 million, or 51.3% of net sales in the fourth quarter of fiscal 2010.  The dollar increase in SG&A was primarily due to $10.7 million of SG&A associated with Lilly Pulitzer during the fourth quarter of fiscal 2011 compared to $3.2 million in the fourth quarter of fiscal 2010, increased costs associated with retail stores and certain

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infrastructure costs related to the Tommy Bahama international expansion. These increases in SG&A were partially offset by life insurance proceeds of approximately $1.2 million.

SG&A as a percentage of net sales, as adjusted, was 47.5% and 50.2% in the fourth quarter of fiscal 2011 and the fourth quarter of fiscal 2010, respectively. The decrease in SG&A as a percentage of net sales reflects the leveraging of SG&A as certain operating costs do not fluctuate with sales.

Royalties and other income was $4.2 million, comparable to the fourth quarter of fiscal 2010.

Consolidated operating income, as adjusted, increased 41% to $18.8 million in the fourth quarter of fiscal 2011 from $13.3 million for the fourth quarter of fiscal 2010. On a U.S. GAAP basis, consolidated operating income in the fourth quarter was $13.6 million compared to $8.1 million in the prior year.  The increase in operating income was primarily due to the strong operating results at Tommy Bahama and the inclusion of a full quarter of operating income for Lilly Pulitzer compared to only six weeks in the fourth quarter of fiscal 2010.

Interest expense for the fourth quarter of fiscal 2011 was $3.5 million compared to $4.8 million in the fourth quarter of fiscal 2010. The decrease in interest expense was primarily due to the Company’s repurchase of $45.0 million aggregate principal amount of its 11.375% Senior Secured Notes during the second and third quarters of fiscal 2011.

For fiscal 2011, consolidated net sales increased 26% to $758.9 million compared to $603.9 million in fiscal 2010.  Consolidated gross margins improved slightly in fiscal 2011 to 54.4% from 54.2% in fiscal 2010.  Consolidated SG&A as a percentage of net sales improved to 47.2% in fiscal 2011 from 50.0% in fiscal 2010.  Consolidated operating margins for the year rose to 9.1% compared to 6.7% in the prior year.

As adjusted, consolidated gross margins increased to 55.3% in fiscal 2011 from 55.0% in fiscal 2010.  Consolidated SG&A, as adjusted, as a percentage of net sales was 47.4% in fiscal 2011 compared to 49.7% in fiscal 2010.  For the year, consolidated operating margins, as adjusted, increased significantly to 10.1% in fiscal 2011 compared to 7.8% in the prior year.

Balance Sheet and Liquidity

Total inventories at January 28, 2012 increased 21% to $103.4 million, compared to $85.3 million at January 29, 2011.  The increase in inventories was primarily to support anticipated sales growth as well as the timing of spring 2012 shipments, which were received earlier in fiscal 2011 compared to fiscal 2010, and the increased product cost of inventories at January 28, 2012. Receivables increased to $59.7 million from $50.2 million primarily due to the increased wholesale sales in the last two months of fiscal 2011 compared to the last two months of fiscal 2010.

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As of January 28, 2012, the Company had total debt of $106.0 million compared to $147.1 million at January 29, 2011, consisting primarily of the Company’s 11.375% Senior Secured Notes.  At the end of the fourth quarter of fiscal 2011, the Company had $13.4 million of cash on hand, $148.1 million of availability under its U.S. revolving credit facility and $3.2 million in unused availability under its U.K. revolving credit facility.

Cash flow from operations was $44.6 million in fiscal 2011 compared to $35.7 million in the prior year primarily due to higher earnings.

Dividend

The Company announced that its Board of Directors has declared a cash dividend of $0.15 per share payable on April 27, 2012 to shareholders of record as of the close of business on April 13, 2012. This represents a 15% increase from the dividend paid in the fourth quarter of fiscal 2011.  The Company has paid dividends every quarter since it became publicly owned in 1960.

Outlook for Fiscal 2012

Significant investments by the Company in fiscal 2012 are expected to drive long-term growth for its brands.  Investment highlights include:

•                  Tommy Bahama plans to increase its U.S. store count by 10-12 stores in fiscal 2012.  These plans include a retail store and restaurant on Fifth Avenue in New York, slated to open in late fall, as well as a high profile store on Michigan Avenue in Chicago planned to open late summer.

•                  Tommy Bahama’s international investments include capital expenditures and expenses associated with building the Tommy Bahama platform in Asia, costs associated with a store and restaurant in Tokyo (Ginza) and costs associated with stores in Macau and Singapore.

•                  Lilly Pulitzer is expected to open three or four stores in fiscal 2012 and will continue to invest in systems and people to support a rapidly growing business.

•                  Ongoing development of the Company’s information technology and distribution center infrastructure to support growth in e-commerce.

The Company has the opportunity to refinance its $105 million of 11.375% Senior Secured Notes at par plus a half-coupon premium at the first call date in July 2012. The Company expects to redeem the notes and refinance the debt at a lower interest rate.

For fiscal year 2012, which ends on February 2, 2013, the Company expects solid sales and earnings growth, with sales growing at a slightly faster pace than earnings due to the

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investments described above.  The Company expects net sales of $840 million to $855 million in fiscal 2012 compared to $758.9 million in fiscal 2011.  Adjusted earnings per diluted share are expected to be between $2.70 and $2.80 excluding approximately $9 million in anticipated charges associated with refinancing the senior secured notes and approximately $2.4 million associated with a change in the fair value of contingent consideration.  On a U.S. GAAP basis, earnings per diluted share are expected to be between $2.26 and $2.36.

The earnings estimates above include the impact of approximately $12 million of expenses associated with the Tommy Bahama Asian roll-out and the New York store opening, with approximately $2 million of these costs expected to occur in the first quarter of fiscal 2012.

For the year, the Company expects Tommy Bahama and Lilly Pulitzer net sales to increase approximately 15% and relatively flat net sales at Ben Sherman and Lanier Clothes. The Company anticipates that the first and fourth quarters will be the Company’s largest quarters, both in terms of net sales and operating income.  Conversely, with retail demand for the Company’s brands being weakest in the third quarter, the Company expects that its lowest operating margins will, as in the past, occur in the third quarter.

For the first half of the year, particularly in the first quarter, higher product costs will impact gross margins.  The Company expects year over year gross margins to improve in the second half of the year, with slightly higher consolidated gross margins for the full year.

SG&A is expected to rise at a pace slightly higher than the planned increase in net sales. Depreciation and amortization of intangible assets are expected to be approximately $28 million in fiscal 2012.  Royalty income is expected to be flat with fiscal 2011.

The $3.5 million of interest expense for the fourth quarter of fiscal 2011 should approximate interest expense for each of the first two quarters of fiscal 2012.  The Company’s earnings guidance assumes a reduction in interest expense of approximately 30% to $11 million for the full year due to the anticipated refinancing of its senior secured notes.  Changes in market conditions or other factors could impact this assumption.

The effective tax rate for fiscal 2012 is anticipated to rise to approximately 38% compared to an effective tax rate of 32.8% in fiscal 2011.  The fiscal 2011 effective tax rate benefited from certain discrete items.

In fiscal 2011, capital expenditures were $35.3 million.  Capital expenditures for fiscal 2012 are expected to approach $60 million as the Company increases its pace of retail store openings, including Tommy Bahama’s high profile stores in New York and Chicago, Tommy Bahama’s international roll-out, three or four new Lilly Pulitzer stores,

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remodeling costs for existing stores and continued investment in information technology and distribution center enhancements.

The Company expects net sales in the first quarter of fiscal 2012 to be in the range of $220 million to $230 million compared to net sales of $208.3 million in the first quarter of fiscal 2011.  Earnings per diluted share for the first quarter of 2012 are expected to be approximately flat with last year due to the impact of increased product costs and expenses to support growth initiatives.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today.  A live web cast of the conference call will be available on the Company’s website at www.oxfordinc.com.  Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software.  A replay of the call will be available through April 13, 2012.  To access the telephone replay, participants should dial (858) 384-5517.  The access code for the replay is 9719644.  A replay of the web cast will also be available following the teleconference on the Company’s website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford’s brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®. The Company also holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. The Company operates retail stores, restaurants and Internet websites. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. Oxford’s wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford’s stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford’s website at www.oxfordinc.com.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward-looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, timing of shipments requested by our wholesale customers, expected

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pricing levels, competitive conditions, the timing and cost of planned capital expenditures, costs of products and raw materials we purchase, costs of labor, access to capital and/or credit markets, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions and disciplined execution by key management. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A.contained in our Annual Report on Form 10-K for the period ended January 29, 2011 under the heading “Risk Factors” and those described from time to time in our future reports filed with the SEC.

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OXFORD INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(UNAUDITED)

(in thousands, except per share amounts)

	Fourth Quarter Fiscal 2011	Fourth Quarter Fiscal 2010	Full Year Fiscal 2011	Full Year Fiscal 2010
Net sales	$199,679	$157,714	$758,913	$603,947
Cost of goods sold	96,047	72,717	345,944	276,540
Gross profit	103,632	84,997	412,969	327,407
SG&A	93,635	80,928	358,582	301,975
Change in fair value of contingent consideration	600	200	2,400	200
Royalties and other operating income	4,170	4,212	16,820	15,430
Operating income	13,567	8,081	68,807	40,662
Interest expense, net	3,489	4,772	16,266	19,887
Loss on repurchase of senior secured notes	—	—	9,017	—
Earnings from continuing operations before income taxes	10,078	3,309	43,524	20,775
Income taxes	3,026	1,596	14,281	4,540
Earnings from continuing operations	7,052	1,713	29,243	16,235

Earnings from discontinued operations, net of taxes	—	51,679	137	62,423
Net earnings	$7,052	$53,392	$29,380	$78,658
Earnings from continuing operations per common share:
Basic	$0.43	$0.10	$1.77	$0.98
Diluted	$0.43	$0.10	$1.77	$0.98
Earnings from discontinued operations, net of taxes, per common share:
Basic	$0.00	$3.12	$0.01	$3.77
Diluted	$0.00	$3.12	$0.01	$3.77
Net earnings per common share:
Basic	$0.43	$3.23	$1.78	$4.76
Diluted	$0.43	$3.22	$1.78	$4.75
Weighted average common shares outstanding:
Basic	16,509	16,552	16,510	16,537
Diluted	16,528	16,562	16,529	16,551
Dividends declared per common share	$0.13	$0.11	$0.52	$0.44

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OXFORD INDUSTRIES, INC.

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except par amounts)

	January 28, 2012	January 29, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$13,373	$44,094
Receivables, net	59,706	50,177
Inventories, net	103,420	85,338
Prepaid expenses, net	19,041	12,554
Deferred tax assets	19,733	19,005
Assets related to discontinued operations, net	—	57,745
Total current assets	215,273	268,913
Property and equipment, net	93,206	83,895
Intangible assets, net	165,193	166,680
Goodwill	16,495	16,866
Other non-current assets, net	19,040	22,117
Total Assets	$509,207	$558,471
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Trade accounts payable and other accrued expenses	$89,149	$83,211
Accrued compensation	23,334	23,095
Contingent consideration earned and payable	2,500	—
Short-term debt and current maturities of long-term debt	2,571	—
Liabilities related to discontinued operations	—	40,785
Total current liabilities	117,554	147,091
Long-term debt, less current maturities	103,405	147,065
Non-current contingent consideration	10,645	10,745
Other non-current liabilities	38,652	44,696
Non-current deferred income taxes	34,882	28,846
Commitments and contingencies
Shareholders’ Equity:
Common stock, $1.00 par value per common share	16,522	16,511
Additional paid-in capital	99,670	96,597
Retained earnings	111,551	90,739
Accumulated other comprehensive loss	(23,674)	(23,819)
Total shareholders’ equity	204,069	180,028
Total Liabilities and Shareholders’ Equity	$509,207	$558,471

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OXFORD INDUSTRIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Fiscal 2011	Fiscal 2010
Cash Flows From Operating Activities:
Earnings from continuing operations	$29,243	$16,235
Adjustments to reconcile earnings from continuing operations to net cash provided by operating activities:
Depreciation	25,959	18,216
Amortization of intangible assets	1,195	973
Change in fair value of contingent consideration	2,400	200
Amortization of deferred financing costs and bond discount	1,662	1,952
Loss on repurchase of senior notes	9,017	—
Stock compensation expense	2,180	4,549
Deferred income taxes	5,375	(4,620)
Changes in working capital, net of acquisitions and dispositions:
Receivables	(9,740)	162
Inventories	(18,332)	(17,920)
Prepaid expenses	(6,030)	(369)
Current liabilities	6,074	22,340
Other non-current assets	1,684	(1,260)
Other non-current liabilities	(6,042)	(4,767)
Net cash provided by operating activities	44,645	35,691
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(398)	(58,303)
Purchases of property and equipment	(35,310)	(13,328)
Other	—	78
Net cash used in investing activities	(35,708)	(71,553)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(112,212)	(172,082)
Proceeds from revolving credit arrangements	114,835	172,082
Repurchase of senior notes	(52,175)	—
Repayment of company owned life insurance policy loans	—	(4,125)
Proceeds from issuance of common stock	2,731	177
Repurchase of common stock	(1,827)	—
Dividends on common stock	(8,568)	(7,275)
Net cash used in financing activities	(57,216)	(11,223)
Cash Flows from Discontinued Operations:
Net operating cash flows provided by (used in) discontinued operations	13,735	(19,930)
Net investing cash flows provided by discontinued operations	3,744	102,790
Net cash provided by discontinued operations	17,479	82,860

Net change in cash and cash equivalents	(30,800)	35,775
Effect of foreign currency translation on cash and cash equivalents	79	31
Cash and cash equivalents at the beginning of year	44,094	8,288
Cash and cash equivalents at the end of year	$13,373	$44,094

Supplemental disclosure of cash flow information:
Cash paid for interest, net, including interest paid for discontinued operations	$15,033	$18,560
Cash paid for income taxes, including income taxes paid for discontinued operations	$40,839	$20,859

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OXFORD INDUSTRIES, INC.

OPERATING GROUP INFORMATION

(UNAUDITED)

(in thousands)

	Fourth Quarter Fiscal 2011	Fourth Quarter Fiscal 2010	Full Year Fiscal 2011	Full Year Fiscal 2010
Net Sales
Tommy Bahama	$127,610	$108,925	$452,156	$398,510
Lilly Pulitzer	23,131	5,959	94,495	5,959
Ben Sherman	25,930	20,892	91,435	86,920
Lanier Clothes	19,776	19,749	108,771	103,733
Corporate and Other	3,232	2,189	12,056	8,825
Total	$199,679	$157,714	$758,913	$603,947
Operating Income
Tommy Bahama	$18,790	$15,608	$64,171	$51,081
Lilly Pulitzer	2,014	(372)	14,278	(372)
Ben Sherman	(254)	(4,272)	(2,535)	(2,664)
Lanier Clothes	1,543	1,803	12,862	14,316
Corporate and Other	(8,526)	(4,686)	(19,969)	(21,699)
Total Operating Income	$13,567	$8,081	$68,807	$40,662

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RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS INFORMATION,

AS ADJUSTED (UNAUDITED)

Set forth below is our reconciliation of certain operating results information, presented in accordance with generally accepted accounting principles, or U.S. GAAP, to the operating results information, as adjusted, for certain historical periods. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the operating results, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting our results, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods.

	Fourth Quarter Fiscal 2011	Fourth Quarter Fiscal 2010	Full Year Fiscal 2011	Full Year Fiscal 2010
	(in thousands, except per share amounts)
As reported
Net sales	$199,679	$157,714	$758,913	$603,947
Gross profit	$103,632	$84,997	$412,969	$327,407
Gross margin (gross profit as percentage of net sales)	51.9%	53.9%	54.4%	54.2%
SG&A	$93,635	$80,928	$358,582	$301,975
SG&A as percentage of net sales	46.9%	51.3%	47.2%	50.0%
Operating income	$13,567	$8,081	$68,807	$40,662
Operating margin (operating income as percentage of net sales)	6.8%	5.1%	9.1%	6.7%
Earnings from continuing operations before income taxes	$10,078	$3,309	$43,524	$20,775
Earnings from continuing operations	$7,052	$1,713	$29,243	$16,235
Diluted earnings from continuing operations per common share	$0.43	$0.10	$1.77	$0.98
Weighted average common shares outstanding – diluted	16,528	16,562	16,529	16,551

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	Fourth Quarter Fiscal 2011	Fourth Quarter Fiscal 2010	Full Year Fiscal 2011	Full Year Fiscal 2010
	(in thousands, except per share amounts)
Increase/(decrease) in earnings from continuing operations
LIFO accounting (1)	$5,766	$2,430	$5,772	$3,792
Purchase accounting adjustments:
Inventory write-up costs (2)	$—	$764	$996	$764
Acquisition costs (3)	$—	$848	$—	$848
Restructuring and other charges (4)	$—	$3,212	$—	$3,212
Change in estimate related to an environmental reserve liability (5)	$—	$(2,242)	$—	$(2,242)
Life insurance death benefit gain (6)	$(1,155)	$—	$(1,155)	$—
Change in fair value of contingent consideration (7)	$600	$200	$2,400	$200
Loss on repurchase of senior notes (8)	$—	$—	$9,017	$—
Impact of income taxes (9)	$(2,244)	$(1,595)	$(6,510)	$(2,030)
Adjustment to earnings from continuing operations	$2,967	$3,617	$10,520	$4,544
As adjusted
Gross profit	$109,398	$88,191	$419,737	$331,963
Gross margin (gross profit as percentage of net sales)	54.8%	55.9%	55.3%	55.0%
SG&A	$94,790	$79,110	$359,737	$300,157
SG&A as a percentage of net sales	47.5%	50.2%	47.4%	49.7%
Operating income	$18,778	$13,293	$76,820	$47,236
Operating margin (operating income as percentage of net sales)	9.4%	8.4%	10.1%	7.8%
Earnings from continuing operations before income taxes	$15,289	$8,521	$60,554	$27,349
Earnings from continuing operations	$10,019	$5,330	$39,763	$20,779
Diluted earnings from continuing operations per common share	$0.61	$0.32	$2.41	$1.26

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NOTES TO RECONCILIATION OF CERTAIN OPERATING RESULTS INFORMATION PRESENTED IN ACCORDANCE WITH U.S. GAAP TO CERTAIN OPERATING RESULTS INFORMATION, AS ADJUSTED (UNAUDITED)

(1)

LIFO accounting reflects the impact on cost of goods sold in our consolidated statements of earnings resulting from LIFO accounting adjustments in each period. LIFO accounting adjustments are included in Corporate and Other for operating group reporting purposes.

(2)

Inventory write-up costs, which are included in cost of goods sold in our consolidated statements of earnings, reflect the impact of purchase accounting adjustments resulting from the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations. These charges were reflected in the Lilly Pulitzer operating group results of operations.

(3)

Acquisition costs, which are included in SG&A in our consolidated statements of earnings, reflect the transaction costs associated with our acquisition of the Lilly Pulitzer brand and operations in the fourth quarter of fiscal 2010. These acquisition costs are included in SG&A in Corporate and Other for operating group reporting purposes.

(4)

Restructuring and other charges included in the fourth quarter of fiscal 2010, which are included in SG&A in our consolidated statements of earnings, primarily relate to Ben Sherman’s termination of certain retail store leases and the impairment of certain assets. These charges were reflected in the Ben Sherman operating group results of operations.

(5)

Change in estimate related to an environmental reserve liability reflects the impact on Corporate and Other SG&A resulting from the reduction in estimated costs to remediate a property with an existing environmental reserve liability.

(6)

Life insurance death benefit gain reflects the proceeds received related to a corporate owned life insurance policy less the cash surrender value of the policy. This gain is included in Corporate and Other operating results. The death benefit is non-taxable income.

(7)

Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. Pursuant to the purchase method of accounting, the fair value of contingent consideration was reflected in the opening balance sheet of the acquired company. This amount must be reassessed periodically and recorded at fair value in our consolidated balance sheets, with the changes in the estimated fair value of the contingent consideration, if any, recognized in our consolidated statements of earnings. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts may also be recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration. The change in fair value of contingent consideration is reflected in the Lilly Pulitzer operating group results of operations.

(8)	Loss on repurchase of senior notes reflects the loss attributable to the repurchase of a portion of our 11.375% Senior Secured Notes.
(9)	Impact of income taxes reflects the estimated earnings from continuing operations tax impact of the above adjustments.

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RECONCILIATION OF OPERATING INCOME (LOSS) IN ACCORDANCE WITH U.S. GAAP TO OPERATING INCOME (LOSS), AS ADJUSTED (UNAUDITED)

Set forth below is our reconciliation, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with U.S. GAAP, to operating income (loss), as adjusted for certain historical periods. We believe that investors often look at ongoing operating group operating income (loss) as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operating group results. We use the operating income (loss), as adjusted, to discuss our operating groups with investment institutions, our board of directors and others. Further, we believe that presenting our operating results, as adjusted, provides useful information to investors because this allows investors to compare our operating group operating income (loss) for the periods presented to other periods.

	Fourth Quarter of Fiscal 2011
	Operating income (loss), as reported	LIFO accounting	Change in fair value of contingent consideration	Life insurance death benefit gain	Operating income (loss), as adjusted
Tommy Bahama	$18,790	$—	$—	$—	$18,790
Lilly Pulitzer (1)	2,014	—	600	—	2,614
Ben Sherman	(254)	—	—	—	(254)
Lanier Clothes	1,543	—	—	—	1,543
Corporate and Other (2) (3)	(8,526)	5,766	—	(1,155)	(3,915)
Total	$13,567	$5,766	$600	$(1,155)	$18,778

	Fourth Quarter of Fiscal 2010
	Operating income (loss), as reported	LIFO accounting	Purchase accounting charges	Change in fair value of contingent consideration	Restructuring and other charges	Change in estimate related to environmental reserve liability	Operating income (loss), as adjusted
Tommy Bahama	$15,608	$—	$—	$—	$—	$—	$15,608
Lilly Pulitzer (1)(4)	(372)	—	764	200	—	—	592
Ben Sherman (5)	(4,272)	—	—	—	3,212	—	(1,060)
Lanier Clothes	1,803	—	—	—	—	—	1,803
Corporate and Other (2)(4)(6)	(4,686)	2,430	848	—	—	(2,242)	(3,650)
Total	$8,081	$2,430	$1,612	$200	$3,212	$(2,242)	$13,293

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	Full Year Fiscal 2011
	Operating income (loss), as reported	LIFO accounting	Change in fair value of contingent consideration	Purchase accounting charges	Life insurance death benefit gain	Operating income (loss), as adjusted
Tommy Bahama	$64,171	$—	$—	$—	$—	$64,171
Lilly Pulitzer (1)(4)	14,278	—	2,400	996	—	17,674
Ben Sherman	(2,535)	—	—	—	—	(2,535)
Lanier Clothes	12,862	—	—	—	—	12,862
Corporate and Other (2)(3)	(19,969)	5,772	—	—	(1,155)	(15,352)
Total	$68,807	$5,772	$2,400	$996	$(1,155)	$76,820

	Full Year Fiscal 2010
	Operating income (loss), as reported	LIFO accounting	Change in fair value of contingent consideration	Purchase accounting charges	Restructuring and other charges	Change in estimate related to environmental reserve liability	Operating income (loss), as adjusted
Tommy Bahama	$51,081	$—	$—	$—	$—	$—	$51,081
Lilly Pulitzer (1)(4)	(372)	—	200	764	—	—	592
Ben Sherman (5)	(2,664)	—	—	—	3,212	—	548
Lanier Clothes	14,316	—	—	—	—	—	14,316
Corporate and Other (2)(4)(6)	(21,699)	3,792	—	848	—	(2,242)	(19,301)
Total	$40,662	$3,792	$200	$1,612	$3,212	$(2,242)	$47,236

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NOTES TO RECONCILIATION OF OPERATING INCOME (LOSS) IN ACCORDANCE WITH U.S. GAAP TO OPERATING INCOME (LOSS), AS ADJUSTED (UNAUDITED)

(1)          Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. Pursuant to the purchase method of accounting, the fair value of contingent consideration was reflected in the opening balance sheet of the acquired company. This amount must be reassessed periodically and recorded at fair value in our consolidated balance sheets, with the changes in the estimated fair value of the contingent consideration, if any, recognized in our consolidated statements of earnings. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts may also be recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration.

(2)          LIFO accounting reflects the impact on cost of goods sold in our consolidated statements of earnings resulting from LIFO accounting adjustments in each period.

(3)          Life insurance death benefit gain reflects the proceeds received related to a corporate owned life insurance policy less the cash surrender value of the policy. The death benefit is non-taxable income.

(4)          Purchase accounting adjustments reflect the inventory write-up costs, which are included in cost of goods sold in Lilly Pulitzer, and acquisition costs, which are included in SG&A in Corporate and Other. The inventory write-up costs reflect the purchase accounting adjustments resulting from the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations. The amount of inventory write-up was charged to cost of goods sold in the fourth quarter of fiscal 2010 and the first quarter of fiscal 2011 as the acquired inventory was sold. Acquisition costs reflect the transaction costs associated with our acquisition of the Lilly Pulitzer brand and operations. We do not anticipate any purchase accounting adjustments for inventory write-up costs or acquisition costs related to the Lilly Pulitzer acquisition in future periods.

(5)          Restructuring and other charges included in the fourth quarter of fiscal 2010, which are included in SG&A in our consolidated statements of earnings, primarily relate to Ben Sherman’s termination of certain retail store leases and the impairment of certain assets.

(6)          Change in estimate related to an environmental reserve liability reflects the impact on Corporate and Other SG&A resulting from the reduction in estimated costs to remediate a property with an existing environmental reserve liability.

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RECONCILIATION OF EARNINGS FROM CONTINUING OPERATIONS PER DILUTED SHARE PRESENTED IN ACCORDANCE WITH U.S. GAAP TO EARNINGS FROM CONTINUING OPERATIONS PER DILUTED SHARE, AS ADJUSTED (UNAUDITED)

Set forth below is our reconciliation of reported or reportable earnings from continuing operations per diluted share for certain historical and future periods, each presented in accordance with U.S. GAAP, to the earnings per diluted share, as adjusted, for each respective period. We believe that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, we believe that presenting our earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on our ongoing operations. We use the earnings per diluted share, as adjusted, to discuss our business with investment institutions, our board of directors and others. Further, we believe that presenting earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare our results for the periods presented to other periods. Note that columns may not add due to rounding.

	Fourth Quarter Fiscal 2011	Fourth Quarter Fiscal 2011	Fourth Quarter Fiscal 2010	Full Year Fiscal 2011	Full Year Fiscal 2011	Full Year Fiscal 2010
	Actual	Guidance (1)	Actual	Actual	Guidance (1)	Actual
Earnings from continuing operations per diluted share:
U.S. GAAP basis	$0.43	$0.48 - $0.53	$0.10	$1.77	$1.82 - $1.87	$0.98
LIFO accounting adjustments (2)	$0.23	—	$0.10	$0.23	—	$0.16
Purchase accounting adjustments (3)	—	—	$0.07	$0.04	$0.04	$0.07
Change in fair value of contingent consideration (4)	$0.02	$0.02	$0.01	$0.09	$0.09	$0.01
Life insurance death benefit gain (5)	$(0.07)	—	—	$(0.07)	—	—
Restructuring and other charges (6)	—	—	$0.13	—	—	$0.13
Change in estimate related to environmental reserve liability (7)	—	—	$(0.09)	—	—	$(0.09)
Loss on repurchase of senior notes (8)(10)	—	—	—	$0.35	$0.35	—

As adjusted	$0.61	$0.50 - $0.55	$0.32	$2.41	$2.30 - $2.35	$1.26

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	First Quarter Fiscal 2012	First Quarter Fiscal 2011	Full Year Fiscal 2012	Full Year Fiscal 2011
	Guidance (9)	Actual	Guidance (9)	Actual
Earnings from continuing operations per diluted share:
U.S. GAAP basis	$1.03 - $1.08	$1.03	$2.26 - $2.36	$1.77
LIFO accounting adjustments (2)	—	$(0.02)	—	$0.23
Purchase accounting adjustments (3)	—	$0.04	—	$0.04
Change in fair value of contingent consideration (4)	$0.02	$0.02	$0.09	$0.09
Life insurance death benefit gain (5)	—	—	—	$(0.07)
Loss on repurchase of senior notes (8) (10)	—	—	$0.35	$0.35

As adjusted	$1.05 - $1.10	$1.07	$2.70 - $2.80	$2.41

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NOTES TO RECONCILIATIONS OF EARNINGS FROM CONTINUING OPERATIONS PER DILUTED SHARE PRESENTED IN ACCORDANCE WITH U.S. GAAP TO EARNINGS FROM CONTINUING OPERATIONS PER DILUTED SHARE, AS ADJUSTED (UNAUDITED)

(1)               Guidance as issued on December 6, 2011.

(2)               LIFO accounting reflects the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from LIFO accounting adjustments in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.

(3)               Purchase accounting adjustments reflect the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from the inventory write-up costs, which are included in cost of goods sold in Lilly Pulitzer, and acquisition costs, which are included in SG&A in Corporate and Other. The inventory write-up costs reflect the purchase accounting adjustments resulting from the write-up of inventory at acquisition related to the December 2010 acquisition of the Lilly Pulitzer brand and operations. The amount of inventory write-up was charged to cost of goods sold in the fourth quarter of fiscal 2010 and the first quarter of fiscal 2011 as the acquired inventory was sold. Acquisition costs reflect the transaction costs associated with our acquisition of the Lilly Pulitzer brand and operations. We do not anticipate any purchase accounting adjustments for inventory write-up costs or acquisition costs related to the acquisition of the Lilly Pulitzer brand and operations in future periods.

(4)               Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. Pursuant to the purchase method of accounting, the fair value of contingent consideration was reflected in the opening balance sheet of the acquired company. This amount must be reassessed periodically and recorded at fair value in our consolidated balance sheets, with the changes in the estimated fair value of the contingent consideration, if any, recognized in our consolidated statements of earnings. The periodic assessment of fair value is based on assumptions regarding the probability of the payment of all or part of the contingent consideration, cash flows of the Lilly Pulitzer operations and discount rates, among other factors. The change in fair value of contingent consideration is recorded quarterly with the passage of time as the payment date of the contingent consideration approaches and additional amounts may also be recognized as an increase or decrease in the expense as a result of the periodic assessment of fair value. A change in assumptions could result in a material change to the fair value of the contingent consideration.

(5)               Life insurance death benefit gain reflects the proceeds received related to a corporate owned life insurance policy less the cash surrender value of the policy. The death benefit is non-taxable income.

(6)               Restructuring and other charges reflect the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from Ben Sherman’s termination of certain retail store leases and the impairment of certain assets in the fourth quarter of fiscal 2010.

(7)               Change in estimate related to an environmental reserve liability reflects the impact, net of income taxes, on earnings from continuing operations per diluted share on Corporate and Other SG&A resulting from the reduction in estimated costs to remediate a property with an existing environmental reserve liability.

(8)               Loss on repurchase of senior notes for fiscal 2011 reflects the impact, net of income taxes, on earnings from continuing operations per diluted share resulting from the loss attributable to the repurchase of a portion of our 11.375% Senior Secured Notes.

(9)               Guidance as issued on March 27, 2012.

(10)         Loss on repurchase of senior notes for fiscal 2012 reflects our estimate of the expected charge associated with the anticipated redemption of our 11.375% Senior Secured Notes in July 2012. These costs include payment of the 5.69% premium, as well as the write-off of applicable deferred financing costs. The actual loss could differ from this estimate depending on various factors.

(XXXX)